Exhibit 3.5

AMENDMENT NO. 1

STARTEK, INC.

RESTATED BYLAWS

     This Amendment No. 1 is effective as of June 18, 2004 with respect to the Restated Bylaws of StarTek, Inc. (the “Company”).

     Effective June 18, 2004, the Board of Directors of the Company approved an amendment to Article II, Section 6 of the Restated Bylaws to provide for special meetings of the stockholders of the Company.

     The Restated Bylaws are hereby amended by deleting Article II, Section 6 in its entirety and substituting the following in lieu thereto:

     "Section 6. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by (i) the Board, (ii) the Chairman of the Board, (iii) the President, or (iv) a holder of record of ten percent (10%) or more of outstanding common stock of the Corporation. Any request to call a meeting shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such special meeting.”